Exhibit 11

                         Winthrop Resources Corporation
                        Computation of Per Share Earnings



                                     Three Months               Six Months
                                     Ended June 30,           Ended June 30,
                                 ----------------------  ----------------------
                                    1996        1995        1996        1995
                                 ----------  ----------  ----------  ----------

Weighted average common shares
         outstanding              7,874,525   7,912,493   7,873,025   7,932,725
Effect of dilutive options                *           *           *           *
- --------------------------       ----------  ----------  ----------  ----------
         Total                    7,874,525   7,912,493   7,873,025   7,932,725
                                 ==========  ==========  ==========  ==========

Net earnings                     $3,560,400  $2,766,649  $6,694,998  $6,025,766
                                 ==========  ==========  ==========  ==========


Net earnings per common share    $     0.45  $     0.35  $     0.85  $     0.76
                                 ==========  ==========  ==========  ==========



* Dilution is less than 3%; common equivalent shares are excluded.